This Addendum is made as of this August 29, 2016, by and between PositiveID Corp. (the “Company”) and GHS Investments, LLC (“Investor”) to the Secured Convertible Promissory Note between the Company and Investor dated August 11, 2016, including all schedules and exhibits thereto, as amended and modified by this Addendum (the “Note”). The Company wishes to amend and modify the Note, all on the terms and conditions set forth in this Addendum.

1. Section 1.2(a) of the Note has been revised to add the following: Notwithstanding anything set forth in the Note, the minimum conversion price shall not be less than $.00005.

ACCEPTED & ACKNOWLEDGED

Positive ID Corp.

By:	/s/ William Caragol
Name:	William Caragol
Title:	Chief Executive Oficer

GHS INVESTMENTS, LLC

By:	/s/ Mark Grober
Name:	Mark Grober
Title:	Member